Exhibit 99.7

AMENDMENT NO. 1 TO
PURCHASE AGREEMENT

This AMENDMENT NO. 1, dated as of January 28, 2015 (this “Amendment”), amends the Purchase Agreement, dated as of December 1, 2014 (the “Agreement”), by and between (i) 21Vianet Group, Inc., a company incorporated under the laws of the Cayman Islands (the “Company”) and (ii) Esta Investments Pte. Ltd., a company incorporated under the laws of Singapore.

RECITALS:

WHEREAS, the parties to the Agreement now desire to amend the Agreement in accordance with Section 9.07 of the Agreement and as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained therein and herein, and in reliance upon the representations, warranties, conditions, agreements and covenants contained therein and herein, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

1.           Definitions.  All capitalized terms used but not defined in this Amendment shall have the meaning assigned to such terms in the Agreement and the rules of interpretation and construction set forth in Section 1.02 of the Agreement shall also apply to this Amendment.

2.           Amendment.  Schedule 3.03(A) of the Agreement is hereby amended and restated in its entirety as follows:

Company Capitalization

	As of December 1, 2014	Immediately Prior to Closing
Total Issued and Outstanding Class A Shares	346,803,765(1)	356,102,586
Total Issued and Outstanding Class B Shares	49,430,544	40,131,723
Total Issued and Outstanding Ordinary Shares	396,234,309	396,234,309
Total Issued and Outstanding Voting Shares(2)	841,109,205	757,419,816
(1)
Consists of, as of December 1, 2014, (a) 347,016,642 Class A Ordinary Shares held by CITI (NOMINEES) LIMITED (which includes 226,459 ADSs that are reserved for future issuance in connection with share-based awards) and (b) 9,105,633 Class A Ordinary Shares held by other shareholders, less (c) 9,318,510 Class A Ordinary Shares repurchased by the Company and kept as treasury stock.

(2)	It is calculated by the formula: Total Voting Shares = Total Class A Shares + (10 × Total Class B Shares).

Total Authorized Shares of the Company as of the date hereof consist of US$15,000 divided into (i) 1,200,000,000 Class A Ordinary Shares of a nominal or par value of US$0.00001 each and (ii) 300,000,000 Class B Ordinary Shares of a nominal or par value of US$0.00001 each.

As of the date hereof, other than the issued and outstanding Class A Ordinary Shares and Class B Ordinary Shares as described above, the Company Securities include the Class A Ordinary Shares reserved for options and restricted share units outstanding.  In addition, the Company may have obligations to issue additional Class A Ordinary Shares in connection with several past acquisitions, which have been disclosed in Exchange Act Documents (other than any information disclosed therein under the heading “Risk Factors”).

3.	Miscellaneous

(a)           Except as expressly amended and/or superseded by this Amendment, the Agreement remains and shall remain in full force and effect.  This Amendment shall not constitute an amendment or waiver of any provision of the Agreement, except as expressly set forth herein.  Upon the execution and delivery hereof, the Agreement shall thereupon be deemed to be amended and supplemented as hereinabove set forth as fully and with the same effect as if the amendments and supplements made hereby were originally set forth in the Agreement.  This Amendment and the Agreement shall each henceforth be read, taken and construed as one and the same instrument, but such amendments and supplements shall not operate so as to render invalid or improper any action heretofore taken under the Agreement.  If and to the extent there are any inconsistencies between the Agreement and this Amendment with respect to the matters set forth herein, the terms of this Amendment shall control.

(b)           THIS AMENDMENT, INCLUDING THE FORMATION, BREACH, TERMINATION, VALIDITY, INTERPRETATION AND ENFORCEMENT THEREOF, AND ALL TRANSACTIONS CONTEMPLATED BY THIS AMENDMENT, THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO, AND ALL CLAIMS OR DISPUTES RELATING HERETO, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF

NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW RULES OF SUCH STATE.

(c)           This Amendment, taken together with the Agreement and the PRA embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(d)           This Amendment may be executed in separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement. Signatures in the form of facsimile or electronically imaged “PDF” shall be deemed to be original signatures for all purposes hereunder.

(e)           Section 9.01, Section 9.02, Section 9.05, Section 9.06, Section 9.09, Section 9.11 and Section 9.12 of the Purchase Agreement are each hereby incorporated by reference mutatis mutandis.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

ESTA INVESTMENTS PTE. LTD.

By:	/s/ Ang Peng Huat
Name: Ang Peng Huat
Title: Authorised Signatory

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

21VIANET GROUP, INC.

By:	/s/ Sheng Chen
Name: Sheng Chen
Title: Director